NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on June 25, 2007, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on June 14, 2007 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between OSI Restaurant Partners, Inc. and Kangaroo Acquisition, Inc. a wholly-owned subsidiary of Kangaroo Holdings, Inc. which is controlled by an investor group comprised of investment funds associated with Bain Capital Partners, LLC and investment funds affiliated with Catterton Management Company, LLC. became effective before the opening on June 14, 2007. Each share of Common stock of OSI Restaurant Partners, Inc. was converted into $41.15 in cash per share. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on June 14, 2007.